EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IMine Corporation

These Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Article I

Name

The name of the corporation is iMine Corporation.

Article II

Duration

The duration of the corporation is perpetual.

Article III

Purposes

The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

Article IV

Capitalization

Authorized Shares. The corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares this corporation is authorized to issue is 310,000,000, par value $0.001 per share. The number of shares of Common Stock authorized is 300,000,000 shares. The number of shares of Preferred Stock authorized is 10,000,000 shares.

Series or Classes. Except as provided below, the Board of Directors is vested with the authority to prescribe or amend the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock.

Common Stock

1. Voting Rights. Except as otherwise expressly provided by law or in this Article IV, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation.

2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the bylaws of the corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

Preferred Stock

The Board of directors, without shareholder action, may adopt one or more resolutions establishing the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock, or any amendments thereto.

Reverse Stock Split

Effective as of the effectiveness of these Amended and Restated Articles of Incorporation (this “Amendment”), each 125 shares of Common Stock, par value $0.001 per share, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one (1) share of fully paid and nonassessable Common Stock, par value $0.001 per share (the “Reverse Stock Split”), provided that no fractional shares shall be issued as a result of this Reverse Stock Split but will be rounded up to the nearest whole share.

Article V

Resident Agent and Office

The address of the registered office of the corporation in the State of Nevada is 8275 South Eastern Avenue, #200, Las Vegas, Nevada 89123. The name of the registered agent at such address is Corporation Creations Network Inc. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada.

Article VI

Directors

Number of Directors. Subject to the special rights of the holders of any class or series of shares or any resolution or resolutions providing for the issuance of such class or series of shares adopted by the board of directors, the precise number of directors shall be fixed by resolution adopted by the board of directors.

Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any class or series of shares, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the board of directors may fill the vacancy, and if the directors remaining in office are fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office, or a sole remaining director. Any director so chosen shall hold office until the director’s successor is elected and qualified. A decrease in the number of directors shall not shorten the term of an incumbent director.

2

Article VII

Limitation on Personal Liability

To the fullest extent that the laws of the State of Nevada as they exist on the effective date of this provision or as thereafter amended permit the limitation or elimination of the liability of directors or officers, no director or officer of the corporation shall be individually liable to the corporation, its shareholders, or creditors for money damages for any action taken, or any failure to take any action, in his or her capacity as a director or officer of the corporation, except as limited by the laws of the State of Nevada. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director or officer of the corporation existing under this provision with respect to any act or omission occurring before such amendment, modification or repeal.

Article VIII

Acquisition of Controlling Interest

The provisions of NRS Sections 78.378 to 78.3793, inclusive, as they exist on the effective date of this provision or as thereafter amended in regard to any control share acquisition shall not apply to the corporation or to an acquisition of a controlling interest as provided therein.

Article IX

Combinations with Interested Stockholders

The corporation expressly elects not to be governed by NRS Sections 78.411 to 78.444, inclusive, as they exist on the effective date of this provision or as thereafter amended in regard to any combination of the corporation.

Article X

Indemnification of Directors and Officers

The corporation shall indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or who is serving at the request or direction of the corporation as a director or officer of another corporation or other enterprise, against expenses including attorney’s fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the laws of the State of Nevada.

ARTICLE XI

Forum for Adjudication of Disputes

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any concurrent jurisdiction action or any internal action shall be the Eighth Judicial District Court of Clark County, Nevada (or, if the state court does not have jurisdiction, the federal district court for the District of Nevada). For purposes of this Article, the terms “concurrent jurisdiction action” and “internal action” shall have the meaning under NRS 78.046, as it exists on the effective date of this provision or as thereafter amended. If any action the subject matter of which is within the scope of the preceding sentences is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce the preceding sentence, and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

3